PRICING SUPPLEMENT
Filed Pursuant to Rule 424(b)(2)
Registration Statement Nos. 333-209682 and 333-209682-01
Dated October 27, 2016
JPMorgan Chase Financial Company LLC Airbag Autocallable Yield Notes
$2,060,000 Linked to the Class A common stock of Under Armour, Inc. due October 30, 2017
Fully and Unconditionally Guaranteed by JPMorgan Chase & Co.
Investment Description
Airbag Autocallable Yield Notes are unsecured and unsubordinated debt securities issued by JPMorgan Chase Financial Company LLC (“JPMorgan Financial”), the payment on which is fully and unconditionally guaranteed by JPMorgan Chase & Co. (each, a “Note” and collectively, the “Notes”), linked to the performance of the Class A common stock of a specific company (the “Underlying”).  On each monthly Coupon Payment Date, JPMorgan Financial will make a Coupon payment based on the Coupon Rate, regardless of the performance of the Underlying, unless the Notes have been previously called.  JPMorgan Financial will automatically call the Notes early if the closing price of one share of the Underlying on any quarterly Observation Date is equal to or greater than the Initial Value.  If the Notes are called, JPMorgan Financial will pay the principal amount plus the corresponding monthly Coupon and no further amounts will be owed to you.  If by maturity the Notes have not been called and the Final Value is equal to or greater than the Downside Threshold, JPMorgan Financial will make a cash payment at maturity equal to the principal amount of your Notes, in addition to paying the final Coupon.  However, if at maturity the Notes have not been called and the Final Value is less than the Downside Threshold, you will have exposure to any additional decline of the Underlying in excess of the Threshold Percentage, multiplied by the Downside Gearing.  In this case, JPMorgan Financial will, in addition to paying the final Coupon, pay you less than the full principal amount, if anything, at maturity, resulting in a loss 1.17647% of your principal amount for every 1% that the Underlying has declined by more than the Threshold Percentage.  The closing price of one share of the Underlying is subject to adjustments, in the sole discretion of the calculation agent, in the case of certain corporate events described in the accompanying product supplement under “The Underlyings — Underlying Stocks — Anti-Dilution Adjustments” and “The Underlyings — Underlying Stocks — Reorganization Events.”  Investing in the Notes involves significant risks.  You may lose some or all of your principal amount at maturity.  Generally, a higher Coupon Rate is associated with a greater risk of loss.  The contingent repayment of principal applies only if you hold the Notes to maturity.  Any payment on the Notes, including any repayment of principal, is subject to the creditworthiness of JPMorgan Financial, as issuer of the Notes, and the creditworthiness of JPMorgan Chase & Co., as guarantor of the Notes.  If JPMorgan Financial and JPMorgan Chase & Co. were to default on their payment obligations, you may not receive any amounts owed to you under the Notes and you could lose your entire investment.
Features	Key Dates
❑  Automatically Callable: JPMorgan Financial will automatically call the Notes and pay you the principal amount plus the corresponding monthly Coupon if the closing price of one share of the Underlying on that quarterly Observation Date is equal to or greater than the Initial Value.  No further payments will be made on the Notes.  If the Notes are not called, investors will have the potential for downside equity market risk at maturity.
❑  Income: Regardless of the performance of the Underlying, JPMorgan Financial will pay you a monthly Coupon unless the Notes have been previously called. In exchange for the opportunity to receive the monthly Coupon payments, you are accepting the risk of losing some or all of your principal amount and the credit risks of JPMorgan Financial and JPMorgan Chase & Co. for all payments, including Coupon payments, under the Notes.
❑  Downside Exposure with Contingent Repayment of Principal Amount at Maturity: If by maturity the Notes have not been called and the Underlying closes at or above the Downside Threshold on the Final Valuation Date, JPMorgan Financial will pay you the principal amount per Note at maturity, in addition to paying the final Coupon. If by maturity the Notes have not been called and the Underlying closes below the Downside Threshold on the Final Valuation Date, JPMorgan Financial will, in addition to paying the final Coupon, pay you less than the full principal amount, if anything, at maturity, resulting in a loss 1.17647% of your principal amount for every 1% that the Underlying has declined by more than the Threshold Percentage.  The contingent repayment of principal applies only if you hold the Notes to maturity.  Any payment on the Notes, including any repayment of principal, is subject to the creditworthiness of JPMorgan Financial and JPMorgan Chase & Co.
Trade Date[1]	October 27, 2016
Original Issue Date (Settlement Date)	October 31, 2016
Observation Dates[2]	Quarterly (see page 5)
Final Valuation Date[2]	October 25, 2017
Maturity Date[2]	October 30, 2017
1	The Initial Value is the closing price of one share of the Underlying on October 25, 2016 and is not the closing price of one share of the Underlying on the Trade Date.
2
Subject to postponement in the event of a market disruption event and as described under “General Terms of Notes — Postponement of a Payment Date” and “General Terms of Notes — Postponement of a Determination Date — Notes Linked to a Single Underlying — Notes Linked to a Single Underlying (Other Than a Commodity Index)” in the accompanying product supplement

THE NOTES ARE SIGNIFICANTLY RISKIER THAN CONVENTIONAL DEBT INSTRUMENTS. JPMORGAN FINANCIAL IS NOT NECESSARILY OBLIGATED TO REPAY THE FULL PRINCIPAL AMOUNT OF THE NOTES AT MATURITY, AND THE NOTES MAY HAVE DOWNSIDE MARKET RISK SIMILAR TO THE UNDERLYING. THIS MARKET RISK IS IN ADDITION TO THE CREDIT RISK INHERENT IN PURCHASING A DEBT OBLIGATION OF JPMORGAN FINANCIAL FULLY AND UNCONDITIONALLY GUARANTEED BY JPMORGAN CHASE & CO.  YOU SHOULD NOT PURCHASE THE NOTES IF YOU DO NOT UNDERSTAND OR ARE NOT COMFORTABLE WITH THE SIGNIFICANT RISKS INVOLVED IN INVESTING IN THE NOTES.
YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED UNDER “KEY RISKS” BEGINNING ON PAGE 7 OF THIS PRICING SUPPLEMENT AND UNDER “RISK FACTORS” BEGINNING ON PAGE PS-10 OF THE ACCOMPANYING PRODUCT SUPPLEMENT BEFORE PURCHASING ANY NOTES. EVENTS RELATING TO ANY OF THOSE RISKS, OR OTHER RISKS AND UNCERTAINTIES, COULD ADVERSELY AFFECT THE MARKET VALUE OF, AND THE RETURN ON, YOUR NOTES. YOU MAY LOSE SOME OR ALL OF YOUR INITIAL INVESTMENT IN THE NOTES.  THE NOTES WILL NOT BE LISTED ON ANY SECURITIES EXCHANGE.
Note Offering
We are offering Airbag Autocallable Yield Notes linked to the Class A common stock of Under Armour, Inc..  The Notes are offered at a minimum investment of $1,000 in denominations of $1,000 and integral multiples thereof.

Underlying	Coupon Rate	Initial Value*	Downside Threshold*	Threshold Percentage	Downside Gearing	CUSIP / ISIN
Class A common stock of Under Armour, Inc. (Bloomberg ticker: UA)	7.60% per annum	$32.89	$27.96, which is 85% of the Initial Value	15%	1.17647	48128P779 / US48128P7794
* The Initial Value is the closing price of one share of the Underlying on October 25, 2016 and is not the closing price of one share of the Underlying on the Trade Date.
See “Additional Information about JPMorgan Financial, JPMorgan Chase & Co. and the Notes” in this pricing supplement.  The Notes will have the terms specified in the prospectus and the prospectus supplement, each dated April 15, 2016, product supplement no. UBS-1-I dated April 15, 2016 and this pricing supplement.  The terms of the Notes as set forth in this pricing supplement, to the extent they differ or conflict with those set forth in the accompanying product supplement, will supersede the terms set forth in that product supplement.
Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the Notes or passed upon the accuracy or the adequacy of this pricing supplement or the accompanying prospectus, the accompanying prospectus supplement and the accompanying product supplement.  Any representation to the contrary is a criminal offense.
	Price to Public(1)		Fees and Commissions(2)		Proceeds to Issuer
Offering of Notes	Total	Per Note	Total	Per Note	Total	Per Note
Notes linked to the Class A common stock of Under Armour, Inc.	$2,060,000	$1,000	$30,900	$15.00	$2,029,100	$985.00
(1)	See “Supplemental Use of Proceeds” in this pricing supplement for information about the components of the price to public of the Notes.
(2)
UBS Financial Services Inc., which we refer to as UBS, will receive selling commissions from us of $15.00 per $1,000 principal amount Note.  See “Plan of Distribution (Conflicts of Interest)” in the accompanying product supplement, as supplemented by “Supplemental Plan of Distribution” in this pricing supplement.

The estimated value of the Notes, when the terms of the Notes were set, was $964.10 per $1,000 principal amount Note.  See “The Estimated Value of the Notes” in this pricing supplement for additional information.
The Notes are not bank deposits, are not insured by the Federal Deposit Insurance Corporation or any other governmental agency and are not obligations of, or guaranteed by, a bank.

UBS Financial Services Inc.

Additional Information about JPMorgan Financial, JPMorgan Chase & Co. and the Notes
You should read this pricing supplement together with the accompanying prospectus, as supplemented by the accompanying prospectus supplement, relating to our Series A medium-term notes of which these Notes are a part, and the more detailed information contained in the accompanying product supplement.  This pricing supplement, together with the documents listed below, contains the terms of the Notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours.  You should carefully consider, among other things, the matters set forth in the “Risk Factors” section of the accompanying product supplement, as the Notes involve risks not associated with conventional debt securities.
You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):
t	Product supplement no. UBS-1-I dated April 15, 2016: http://www.sec.gov/Archives/edgar/data/19617/000095010316012642/crt-dp64836_424b2.pdf
t	Prospectus supplement and prospectus, each dated April 15, 2016: http://www.sec.gov/Archives/edgar/data/19617/000095010316012636/crt_dp64952-424b2.pdf
Our Central Index Key, or CIK, on the SEC website is 1665650, and JPMorgan Chase & Co.’s CIK is 19617.  As used in this pricing supplement, the “Issuer,” “JPMorgan Financial,” “we,” “us” and “our” refer to JPMorgan Chase Financial Company LLC.
Supplemental Terms of the Notes
For purposes of the accompanying product supplement, the Class A common stock of Under Armour, Inc. is an “Underlying Stock.”

Investor Suitability
The Notes may be suitable for you if, among other considerations:
t	You fully understand the risks inherent in an investment in the Notes, including the risk of loss of your entire initial investment.
t	You can tolerate a loss of all or a substantial portion of your investment and are willing to make an investment that may have similar downside market risk as an investment in the Underlying.
t	You believe the Underlying will close at or above the Downside Threshold on the Final Valuation Date.
t	You believe the Underlying will close at or above the Initial Value on one of the specified Observation Dates.
t	You understand and accept that you will not participate in any appreciation of the Underlying and that your potential return is limited to the Coupon payments.
t	You can tolerate fluctuations in the price of the Notes prior to maturity that may be similar to or exceed the downside price fluctuations of the Underlying.
t	You are willing to invest in the Notes based on the Coupon Rate indicated on the cover hereof.
t	You are willing to forgo dividends paid on the Underlying.
t	You are able and willing to invest in Notes that may be called early or you are otherwise able and willing to hold the Notes to maturity.
t
You accept that there may be little or no secondary market for the Notes and that any secondary market will depend in large part on the price, if any, at which J.P. Morgan Securities LLC, which we refer to as JPMS, is willing to trade the Notes.

t	You understand and accept the risks associated with the Underlying.
t
You are willing to assume the credit risks of JPMorgan Financial and JPMorgan Chase & Co. for all payments under the Notes, and understand that if JPMorgan Financial and JPMorgan Chase & Co. default on their obligations, you may not receive any amounts due to you including any repayment of principal.

The Notes may not be suitable for you if, among other considerations:
t	You do not fully understand the risks inherent in an investment in the Notes, including the risk of loss of your entire initial investment.
t	You cannot tolerate a loss of all or a substantial portion of your investment and are unwilling to make an investment that may have similar downside market risk as an investment in the Underlying.
t	You require an investment designed to provide a full return of principal at maturity.
t	You believe that the price of the Underlying will decline during the term of the Notes and the Underlying is likely to close below the Downside Threshold on the Final Valuation Date.
t	You seek an investment that participates in the full appreciation of the Underlying or that has unlimited return potential.
t	You cannot tolerate fluctuations in the price of the Notes prior to maturity that may be similar to or exceed the downside price fluctuations of the Underlying.
t	You are not willing to invest in the Notes based on the Coupon Rate indicated on the cover hereof.
t	You prefer to receive the dividends paid on the Underlying.
t
You are unable or unwilling to invest in Notes that may be called early, or you are otherwise unable or unwilling to hold the Notes to maturity, or you seek an investment for which there will be an active secondary market.

t	You do not understand or accept the risks associated with the Underlying.
t	You are not willing to assume the credit risks of JPMorgan Financial and JPMorgan Chase & Co. for all payments under the Notes, including any repayment of principal.

The suitability considerations identified above are not exhaustive. Whether or not the Notes are a suitable investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisers have carefully considered the suitability of an investment in the Notes in light of your particular circumstances. You should also review carefully the “Key Risks” section of this pricing supplement and the “Risk Factors” section of the accompanying product supplement for risks related to an investment in the Notes.  For more information on the Underlying, please see the section titled “The Underlying” below

Final Terms
Issuer	JPMorgan Financial Company LLC
Guarantor	JPMorgan Chase & Co.
Issue Price	$1,000 per Note
Underlying	Class A common stock of Under Armour, Inc.
Principal Amount	$1,000 per Note
Term	Approximately, 1 year, unless called earlier
Automatic Call Feature
The Notes will be called automatically if the closing price[1] of one share of the Underlying on any Observation Date is equal to or greater than the Initial Value.  If the Notes are called, JPMorgan Financial will pay you on the applicable Call Settlement Date a cash payment per Note equal to the principal amount plus the Coupon accruing on the applicable Call Settlement Date, and no further payments will be made on the Notes.

Coupon Rate	7.60% per annum
Coupon Payments	$6.3333 per $1,000 principal amount Note
Coupon Payment Dates[2]	As specified under “Observation Dates and Coupon Payment Dates/Call Settlement Dates”
Call Settlement Dates[2]	First Coupon Payment Date following the applicable Observation Date
Payment at Maturity (per $1,000 Note)
If the Notes are not automatically called and the Final Value is equal to or greater than the Downside Threshold, we will pay you a cash payment at maturity per $1,000 principal amount Note equal to $1,000 plus the final Coupon.
If the Notes are not automatically called and the Final Value is less than the Downside Threshold, we will, in addition to paying the final Coupon, pay you a cash payment at maturity per $1,000 principal amount Note equal to:
$1,000 + [$1,000 × (Underlying Return + Threshold Percentage) × Downside Gearing]
In this scenario, you will lose 1.17647% of your principal amount for every 1% that the Underlying has declined by more than the Threshold Percentage.  You will lose some or all of your principal amount.

Underlying Return	(Final Value – Initial Value) Initial Value
Initial Value	The closing price of one share of the Underlying on October 25, 2016. The Initial Value is not the closing price of one share of the Underlying on the Trade Date.
Final Value	The closing price[1] of one share of the Underlying on the Final Valuation Date
Downside Threshold	A percentage of the Initial Value of the Underlying, as specified on the cover of this pricing supplement
Threshold Percentage	15%
Downside Gearing	1.17647, equal to 1 / (100% - Threshold Percentage)
Stock Adjustment Factor[1]	The Stock Adjustment Factor is referenced in determining the closing price of the Underlying. The Stock Adjustment Factor is set initially at 1.0 on the October 25, 2016.

[1]
The closing price and the Stock Adjustment Factor are subject to adjustments, in the sole discretion of the calculation agent, in the case of certain corporate events described in the accompanying product supplement under “The Underlyings — Underlying Stocks — Anti-Dilution Adjustments” and “The Underlyings — Underlying Stocks — Reorganization Events.”

[2]	See footnote 2 under “Key Dates” on the front cover
Investment Timeline
October 25, 2016	The closing price of one share of the Underlying (Initial Value) is observed and the Downside Threshold is determined.

Trade Date (October 27, 2016)	The Coupon Rate is finalized.

Monthly (including at maturity, if not previously called)	JPMorgan Financial will pay you a Coupon on the applicable Coupon Payment Date.

Quarterly
The Notes will be called if the closing price of one share of the Underlying on any Observation Date is equal to or greater than the Initial Value.  If the Notes are called, JPMorgan Financial will pay you a cash payment per Note equal to the principal amount plus the Coupon for the Coupon Payment Date accruing on the applicable Call Settlement Date, and no further payments will be made on the Notes.

Maturity Date
The Final Value is determined as of the Final Valuation Date.
If the Notes are not automatically called and the Final Value is equal to or greater than the Downside Threshold, at maturity JPMorgan Financial will repay the principal amount equal to $1,000 per Note plus the final Coupon.
If the Notes are not automatically called and the Final Value is less than the Downside Threshold, JPMorgan Financial will, in addition to paying the final Coupon, pay you a cash payment at maturity per $1,000 principal amount Note equal to:
$1,000 + [$1,000 × (Underlying Return + Threshold Percentage) × Downside Gearing]
n this scenario, you will lose 1.17647% of your principal amount for every 1% that the Underlying has declined by more than the Threshold Percentage.  You will lose some or all of your principal amount.

INVESTING IN THE NOTES INVOLVES SIGNIFICANT RISKS. YOU MAY LOSE SOME OR ALL OF YOUR PRINCIPAL AMOUNT.  ANY PAYMENT ON THE NOTES, INCLUDING ANY REPAYMENT OF PRINCIPAL, IS SUBJECT TO THE CREDITWORTHINESS OF JPMORGAN FINANCIAL AND JPMORGAN CHASE & CO.  IF JPMORGAN FINANCIAL AND JPMORGAN CHASE & CO. WERE TO DEFAULT ON THEIR PAYMENT OBLIGATIONS, YOU MAY NOT RECEIVE ANY AMOUNTS OWED TO YOU UNDER THE NOTES AND YOU COULD LOSE YOUR ENTIRE INVESTMENT.

Observation Dates and Coupon Payment Dates/Call Settlement Dates
Observation Dates	Coupon Payment Dates/Call Settlement Dates
—	November 30, 2016
—	December 30, 2016
January 25, 2017	January 30, 2017
—	March 2, 2017
—	March 30, 2017
April 25, 2017	April 28, 2017
—	May 31, 2017
—	June 29, 2017
July 25, 2017	July 28, 2017
—	August 30, 2017
—	September 28, 2017
October 25, 2017 (the Final Valuation Date)	October 30, 2017 (the Maturity Date)

Each of the Observation Dates and the Coupon Payment Dates/Call Settlement Dates is subject to postponement in the event of a market disruption event and as described under “General Terms of Notes — Postponement of a Determination Date — Notes Linked to a Single Underlying — Notes Linked to a Single Underlying (Other Than a Commodity Index)” and “General Terms of Notes — Postponement of a Payment Date” in the accompanying product supplement.

What Are the Tax Consequences of the Notes?
You should review carefully the section entitled “Material U.S. Federal Income Tax Consequences” in the accompanying product supplement no. UBS-1-I. The following discussion, when read in combination with that section, constitutes the full opinion of our special tax counsel, Davis Polk & Wardwell LLP, regarding the material U.S. federal income tax consequences of owning and disposing of Notes.
Based on current market conditions, in the opinion of our special tax counsel it is reasonable to treat the Notes as units each comprising a Put Option and a debt component for U.S. federal income tax purposes.  For this Note offering, we have allocated 1.34% per annum to interest on the debt component and 6.26% per annum to Put Premium. By purchasing the Notes, you agree to treat the Notes for U.S. federal income tax purposes consistently with the treatment and allocation as described above. We will follow this approach in determining our information reporting responsibilities, if any.
Assuming the treatment and allocation described above are respected, (a) interest on the debt component will be taxed as ordinary income, while the Put Premium will not be taken into account prior to maturity, sale or automatic call, and (b) assuming that you are an initial purchaser of Notes purchasing the Notes at the Issue Price for cash, at maturity or upon automatic call you will recognize short-term capital gain in an amount equal to the total Put Premium received.
There are, however, other reasonable treatments that the IRS or a court may adopt for the Notes, in which case the timing and character of your income or loss could be materially and adversely affected. In addition, in 2007 Treasury and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses on a number of issues, the most relevant of which for investors in the Notes are the character of income or loss (including whether the Put Premium might be currently included as ordinary income) and the degree, if any, to which income realized by non-U.S. investors should be subject to withholding tax. While it is not clear whether the Notes would be viewed as similar to the typical prepaid forward contract described in the notice, it is possible that any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Notes, possibly with retroactive effect.
Withholding under legislation commonly referred to as “FATCA” will apply to amounts treated as interest or other “fixed or determinable annual or periodical” income (“FDAP Income”) for U.S. federal income tax purposes paid with respect to the Notes. Under a recent IRS notice, withholding under FATCA will not apply to payments of gross proceeds (other than any amount treated as FDAP Income) of a taxable disposition, including an automatic call or redemption at maturity, of the Notes. You should consult your tax adviser regarding the potential application of FATCA to the Notes.
Non-U.S. holders should also note that recently promulgated Treasury regulations imposing a withholding tax on certain “dividend equivalents” under certain “equity linked instruments” will not apply to the Notes.
You should consult your tax adviser regarding all aspects of the U.S. federal income tax consequences of an investment in the Notes, including possible alternative treatments, the issues presented by the notice and the potential application of the withholding requirements under FATCA to the Notes. Purchasers who are not initial purchasers of Notes at the Issue Price should also consult their tax advisers with respect to the tax consequences of an investment in the Notes, including possible alternative treatments, as well as the allocation of the purchase price of the Notes between the debt component and the Put Option.

Key Risks
An investment in the Notes involves significant risks. Investing in the Notes is not equivalent to investing directly in the Underlying. These risks are explained in more detail in the “Risk Factors” section of the accompanying product supplement. We also urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the Notes.
Risks Relating to the Notes Generally
t
Your Investment in the Notes May Result in a Loss — The Notes differ from ordinary debt securities in that JPMorgan Financial will not necessarily repay the full principal amount of the Notes.  If the Notes are not called and the closing price of one share of the Underlying has declined below the Downside Threshold on the Final Valuation Date, you will have exposure to any additional decline of the Underlying in excess of the Threshold Percentage, multiplied by the Downside Gearing.  In this case, JPMorgan Financial will, in addition to paying the final Coupon, pay you less than the full principal amount, if anything, at maturity, resulting in a loss of 1.17647% of your principal amount for every 1% that the Underlying has declined by more than the Threshold Percentage.  As a result, your investment in the Notes may not perform as well as an investment in a security that does not have the potential for full downside exposure to the Underlying at maturity.

t
Credit Risks of JPMorgan Financial and JPMorgan Chase & Co. — The Notes are unsecured and unsubordinated debt obligations of the Issuer, JPMorgan Chase Financial Company LLC, the payment on which is fully and unconditionally guaranteed by JPMorgan Chase & Co.  The Notes will rank pari passu with all of our other unsecured and unsubordinated obligations, and the related guarantee JPMorgan Chase & Co. will rank pari passu with all of JPMorgan Chase & Co.’s other unsecured and unsubordinated obligations.  The Notes and related guarantees are not, either directly or indirectly, an obligation of any third party.  Any payment to be made on the Notes, including any repayment of principal, depends on the ability of JPMorgan Financial and JPMorgan Chase & Co. to satisfy their obligations as they come due.  As a result, the actual and perceived creditworthiness of JPMorgan Financial and JPMorgan Chase & Co. may affect the market value of the Notes and, in the event JPMorgan Financial and JPMorgan Chase & Co. were to default on their obligations, you may not receive any amounts owed to you under the terms of the Notes and you could lose your entire investment.

t
As a Finance Subsidiary, JPMorgan Financial Has No Independent Operations and Limited Assets — As a finance subsidiary of JPMorgan Chase & Co., we have no independent operations beyond the issuance and administration of our securities.  Aside from the initial capital contribution from JPMorgan Chase & Co., substantially all of our assets relate to obligations of our affiliates to make payments under loans made by us or other intercompany agreements.  As a result, we are dependent upon payments from our affiliates to meet our obligations under the Notes.  If these affiliates do not make payments to us and we fail to make payments on the Notes, you may have to seek payment under the related guarantee by JPMorgan Chase & Co., and that guarantee will rank pari passu with all other unsecured and unsubordinated obligations of JPMorgan Chase & Co.

t
Your Return on the Notes Is Limited to the Sum of the Coupon Payments and You Will Not Participate in Any Appreciation of the Underlying — The return potential of the Notes is limited to the specified Coupon Rate, regardless of any appreciation of the Underlying, which may be significant.  In addition, if the Notes are called, you will not receive any Coupons or any other payments in respect of any Observation Dates after the applicable Call Settlement Date.  Because the Notes could be called as early as the first Observation Date, the total return on the Notes could be minimal.  If the Notes are not called, you may be subject to the Underlying’s risk of decline, even though you are not able to participate in any potential appreciation of the Underlying.  Generally, the longer the Notes remain outstanding, the less likely it is that they will be automatically called, due to the decline in the price of the Underlying and the shorter time remaining for the price of the Underlying to increase to or above the Initial Value on a subsequent Observation Date.  As a result, the return on an investment in the Notes could be less than the return on a direct investment in the Underlying.  In addition, if the Notes are not called and the Final Value is below the Downside Threshold, you will lose some or all of your principal amount and the overall return on the Notes may be less than the amount that would be paid on a conventional debt security of JPMorgan Financial of comparable maturity.

t
Contingent Repayment of Principal Applies Only If You Hold the Notes to Maturity — If you are able to sell your Notes in the secondary market, if any, prior to maturity, you may have to sell them at a loss relative to your initial investment even if the closing price of one share of the Underlying is above the Downside Threshold.  If by maturity the Notes have not been called, either JPMorgan Financial will repay you the full principal amount per Note plus the final Coupon or, if the Underlying closes below the Downside Threshold on the Final Valuation Date, JPMorgan Financial will, in addition to paying the final Coupon, repay less than the principal amount, if anything, at maturity, resulting in a loss of 1.17647% of your principal amount for every 1% that the Underlying has declined by more than the Threshold Percentage.  This contingent repayment of principal applies only if you hold your Notes to maturity.

t
A Higher Coupon Rate and/or a Lower Downside Threshold May Reflect Greater Expected Volatility of the Underlying, Which Is Generally Associated With a Greater Risk of Loss — Volatility is a measure of the degree of variation in the price of the Underlying over a period of time.  The greater the expected volatility of the Underlying at the time the terms of the Notes are set, the greater the expectation is at that time that the price of the Underlying could close below the Downside Threshold on the Final Valuation Date, resulting in the loss of a significant portion or all of your principal at maturity.  In addition, the economic terms of the Notes, including the Coupon Rate and the Downside Threshold, are based, in part, on the expected volatility of the Underlying at the time the terms of the Notes are set, where a higher expected volatility will generally be reflected in a higher Coupon Rate than the fixed rate we would pay on conventional debt securities of the same maturity and/or on otherwise comparable securities and/or a lower Downside Threshold as compared to otherwise comparable securities.  Accordingly, a higher Coupon Rate will generally be indicative of a greater risk of loss while a lower Downside Threshold does not necessarily indicate that the Notes have a greater likelihood of returning your principal at maturity.  You should be willing to accept the downside market risk of the Underlying and the potential loss of some or all of your principal at maturity.
t
Reinvestment Risk — If your Notes are called early, the holding period in which you will be able to receive Coupons could be as short as approximately three months.  There is no guarantee that you will be able to reinvest the proceeds from an investment in the Notes at a comparable return and/or with a comparable interest rate for a similar level of risk in the event the Notes are called prior to the Maturity Date.

t
Potential Conflicts — We and our affiliates play a variety of roles in connection with the issuance of the Notes, including acting as calculation agent and hedging our obligations under the Notes and making the assumptions used to determine the pricing of the Notes and the estimated value of the Notes when the terms of the Notes are set, which we refer to as the estimated value of the Notes.  In performing these duties, our and JPMorgan Chase & Co.’s economic interests and the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the Notes.  In addition, our and JPMorgan Chase & Co.’s business activities, including hedging and trading activities, could cause our and JPMorgan Chase & Co.’s economic interests to be adverse to yours and could adversely affect any payment on the Notes and the value of the Notes. It is possible that hedging or trading activities of ours or our affiliates in connection with the Notes could result in substantial returns for us or our affiliates while the value of the Notes declines.  Please refer to “Risk Factors — Risks Relating to Conflicts of Interest” in the accompanying product supplement for additional information about these risks.  We and/or our affiliates may also currently or from time to time engage in business with the issuer of the Underlying, including extending loans to, or making equity investments in, the issuer of the Underlying or providing advisory services to the issuer of the Underlying.  As a prospective purchaser of the Notes, you should undertake an independent investigation of the issuer of the Underlying as in your judgment is appropriate to make an informed decision with respect to an investment in the Notes.

t
Single Stock Risk — The price of the Underlying can rise or fall sharply due to factors specific to that Underlying and its issuer, such as stock price volatility, earnings, financial conditions, corporate, industry and regulatory developments, management changes and decisions and other events, as well as general market factors, such as general stock market volatility and levels, interest rates and economic and political conditions.  For additional information regarding the Underlying and its issuer, please see “The Underlying” in this pricing supplement and that issuer’s SEC filings.  We urge you to review financial and other information filed periodically with the SEC by the Underlying issuer.

t
The Estimated Value of the Notes Is Lower Than the Original Issue Price (Price to Public) of the Notes — The estimated value of the Notes is only an estimate determined by reference to several factors.  The original issue price of the Notes exceeds the estimated value of the Notes because costs associated with selling, structuring and hedging the Notes are included in the original issue price of the Notes.  These costs include the selling commissions, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the Notes and the estimated cost of hedging our obligations under the Notes.  See “The Estimated Value of the Notes” in this pricing supplement.

t
The Estimated Value of the Notes Does Not Represent Future Values of the Notes and May Differ from Others’ Estimates — The estimated value of the Notes is determined by reference to internal pricing models of our affiliates when the terms of the Notes are set.  This estimated value of the Notes is based on market conditions and other relevant factors existing at that time and assumptions about market parameters, which can include volatility, dividend rates, interest rates and other factors.  Different pricing models and assumptions could provide valuations for the Notes that are greater than or less than the estimated value of the Notes.  In addition, market conditions and other relevant factors in the future may change, and any assumptions may prove to be incorrect.  On future dates, the value of the Notes could change significantly based on, among other things, changes in market conditions, our or JPMorgan Chase & Co.’s creditworthiness, interest rate movements and other relevant factors, which may impact the price, if any, at which JPMS would be willing to buy Notes from you in secondary market transactions.  See “The Estimated Value of the Notes” in this pricing supplement.

t
The Estimated Value of the Notes Is Derived by Reference to an Internal Funding Rate — The internal funding rate used in the determination of the estimated value of the Notes is based on, among other things, our and our affiliates’ view of the funding value of the Notes as well as the higher issuance, operational and ongoing liability management costs of the Notes in comparison to those costs for the conventional fixed-rate debt of JPMorgan Chase & Co.  The use of an internal funding rate and any potential changes to that rate may have an adverse effect on the terms of the Notes and any secondary market prices of the Notes.  See “The Estimated Value of the Notes” in this pricing supplement.

t
The Value of the Notes as Published by JPMS (and Which May Be Reflected on Customer Account Statements) May Be Higher Than the Then-Current Estimated Value of the Notes for a Limited Time Period — We generally expect that some of the costs included in the original issue price of the Notes will be partially paid back to you in connection with any repurchases of your Notes by JPMS in an amount that will decline to zero over an initial predetermined period.  These costs can include selling commissions, projected hedging profits, if any, and, in some circumstances, estimated hedging costs and our internal secondary market funding rates for structured debt issuances.  See “Secondary Market Prices of the Notes” in this pricing supplement for additional information relating to this initial period.  Accordingly, the estimated value of your Notes during this initial period may be lower than the value of the Notes as published by JPMS (and which may be shown on your customer account statements).

t
Secondary Market Prices of the Notes Will Likely Be Lower Than the Original Issue Price of the Notes — Any secondary market prices of the Notes will likely be lower than the original issue price of the Notes because, among other things, secondary market prices take into account our internal secondary market funding rates for structured debt issuances and, also, because secondary market prices (a) exclude selling commissions and (b) may exclude projected hedging profits, if any, and estimated hedging costs that are included in the original issue price of the Notes.  As a result, the price, if any, at which JPMS will be willing to buy Notes from you in secondary market transactions, if at all, is likely to be lower than the original issue price.  Any sale by you prior to the Maturity Date could result in a substantial loss to you.  See the immediately following risk factor for information about additional factors that will impact any secondary market prices of the Notes.
The Notes are not designed to be short-term trading instruments.  Accordingly, you  should be able and willing to hold your Notes to maturity.  See “— Lack of Liquidity” below.
t
Many Economic and Market Factors Will Impact the Value of the Notes— As described under “The Estimated Value of the Notes” in this pricing supplement, the Notes can be thought of as securities that combine a fixed-income debt component with one or more derivatives.  As a result, the factors that influence the values of fixed-income debt and derivative instruments will also influence the terms of the Notes at issuance and their value in the secondary market.  Accordingly, the secondary market price of the Notes during their term will be impacted by a number of economic and market factors, which may either offset or magnify each other, aside from the selling commissions, projected hedging profits, if any, estimated hedging costs and the price of the Underlying, including:

t	any actual or potential change in our or JPMorgan Chase & Co.’s creditworthiness or credit spreads;
t	customary bid-ask spreads for similarly sized trades;
t	our internal secondary market funding rates for structured debt issuances;
t	the actual and expected volatility in the closing price of one share of the Underlying;
t	the time to maturity of the Notes;
t	the likelihood of an automatic call being triggered;
t	whether the Final Value is expected to be less than the Downside Threshold;
t	the dividend rate on the Underlying;
t
the occurrence of certain events affecting the issuer of the Underlying that may or may not require an adjustment to the closing price and the Stock Adjustment Factor, including a merger or acquisition;

t	interest and yield rates in the market generally; and
t	a variety of other economic, financial, political, regulatory and judicial events.
Additionally, independent pricing vendors and/or third party broker-dealers may publish a price for the Notes, which may also be reflected on customer account statements.  This price may be different (higher or lower) than the price of the Notes, if any, at which JPMS may be willing to purchase your Notes in the secondary market.
t
No Dividend Payments or Voting Rights in the Underlying — As a holder of the Notes, you will not have any ownership interest or rights in the Underlying, such as voting rights or dividend payments.  In addition, the issuer of the Underlying will not have any obligation to consider your interests as a holder of the Notes in taking any corporate action that might affect the value of the Underlying and the Notes.

t
No Affiliation with the Underlying Issuer — We are not affiliated with the issuer of the Underlying.  We have not independently verified any of the information about the Underlying issuer contained in this pricing supplement.  You should make your own investigation into the Underlying and its issuer.  We are not responsible for the Underlying issuer’s public disclosure of information, whether contained in SEC filings or otherwise.

t
No Assurances That the Investment View Implicit in the Notes Will Be Successful — While the Notes are structured to provide for the payment of Coupons and the return of principal at maturity if the Final Value is at or above the Downside Threshold, we cannot assure you of the economic environment during the term or at maturity of your Notes.

t
Lack of Liquidity — The Notes will not be listed on any securities exchange.  JPMS intends to offer to purchase the Notes in the secondary market, but is not required to do so.  Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Notes easily.  Because other dealers are not likely to make a secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which JPMS is willing to buy the Notes.

t
Anti-Dilution Protection Is Limited and May Be Discretionary — Although the calculation agent will adjust the closing price and the Stock Adjustment Factor for certain corporate events (such as stock splits and stock dividends) affecting the Underlying, the calculation agent is not required to make an adjustment for every corporate event that can affect the Underlying.  If an event occurs that does not require the calculation agent to make these adjustments, the market value of your Notes, whether the Notes will be automatically called and any payment on the Notes may be materially and adversely affected.  You should also be aware that the calculation agent may make any such adjustment, determination or calculation in a manner that differs from what is described in the accompanying product supplement as it deems necessary to ensure an equitable result.  Subject to the foregoing, the calculation agent is under no obligation to consider your interests as a holder of the Notes in making these determinations.

t
Potentially Inconsistent Research, Opinions or Recommendations by JPMS, UBS or Their Affiliates — JPMS, UBS or their affiliates may publish research, express opinions or provide recommendations (for example, with respect to the issuer of the Underlying) that are inconsistent with investing in or holding the Notes, and that may be revised at any time. Any such research, opinions or recommendations may or may not recommend that investors buy or hold the Underlying and could affect the value of the Underlying, and therefore the market value of the Notes.

t	Tax Treatment — Significant aspects of the tax treatment of the Notes are uncertain. You should consult your tax adviser about your tax situation.
t
Potential JPMorgan Financial Impact on the Market Price of the Underlying — Trading or transactions by JPMorgan Financial or its affiliates in the Underlying and/or over-the-counter options, futures or other instruments with returns linked to the performance of the Underlying may adversely affect the market price of the Underlying and, therefore, the market value of the Notes.

Hypothetical Examples
Hypothetical terms only.  Actual terms may vary.  See the cover page for actual offering terms.
The examples below illustrate the hypothetical payments on a Coupon Payment Date, upon an automatic call or at maturity under different hypothetical scenarios for a $1,000 Note on an offering of the Notes linked to a hypothetical Underlying and assume an Initial Value of $100.00, a Downside Threshold of $90.00 (which is 90.00% of the hypothetical Initial Value), a hypothetical Downside Gearing of 1.11111, a Threshold Percentage of 10% and a Coupon Rate of 6.00% per annum.  The hypothetical Initial Value of $100.00 has been chosen for illustrative purposes only and does not represent the actual Initial Value.  The actual Initial Value and Downside Threshold are based on the closing price of one share of the Underlying on October 25, 2016 and are specified on the cover of this pricing supplement.  For historical data regarding the actual closing prices of one share of the Underlying, please see the historical information set forth under “The Underlying” in this pricing supplement.
The actual Downside Gearing and Threshold Percentage are specified on the cover of this pricing supplement.  The hypothetical payments on the Notes in the examples set forth below are for illustrative purposes only and may not be the actual returns applicable to a purchaser of the Notes. The actual value of any Coupon payment you will receive over the term of the Notes and the actual value of payment upon automatic call or at maturity may be more or less than the amounts displayed below and will be determined based on the actual terms of the Notes, including the Initial Value, the Downside Threshold, the Threshold Percentage, the Downside Gearing and the Coupon Rate, and the Final Value on the Final Valuation Date.  You should consider carefully whether the Securities are suitable to your investment goals.  We cannot predict the closing price of one share of the Underlying on any day during the term of the Notes, including on any Observation Date (including the Final Valuation Date).  You should not take these examples as an indication or assurance of the expected performance of the Notes.  Numbers in the examples below have been rounded for ease of analysis.
Principal Amount:	$1,000
Term:	One year (unless earlier called)
Hypothetical Initial Value:	$100.00
Hypothetical Coupon Rate:	6.00% per annum (or 0.50% per month)
Observation Dates:	Quarterly
Coupon Payment Dates:	Monthly
Hypothetical Downside Threshold:	$90.00 (which is 90.00% of the hypothetical Initial Value)
Hypothetical Downside Gearing:	1.11111
Hypothetical Threshold Percentage:	10%
The examples below are purely hypothetical. These examples are intended to illustrate (a) under what circumstances the Notes will be subject to an automatic call, (b) how the value of the payment at maturity on the Notes will depend on whether the Final Value is less than its Downside Threshold and (c) how the total return on the Notes may be less than the total return on a direct investment in the Underlying in certain scenarios. The “total return” as used in this pricing supplement is the number, expressed as a percentage, that results from comparing the total payments per $1,000 principal amount Note over the term of the Notes to the $1,000 initial issue price.
Example 1 — Notes Are Automatically Called on the First Observation Date
Date	Closing Price	Payment (per Note)
First Observation Date	$110.00	Closing price at or above the Initial Value; Notes are automatically called. Issuer repays principal plus pays Coupon of $5.00 on Call Settlement Date.

Total Payments (per $1,000 Note):		Payment on Call Settlement Date:	$1,005.00 ($1,000 + $5.00)
		Total:	$1,015.00
		Total Return:	1.50%

Because the closing price of one share of the Underlying is greater than or equal to the Initial Value on the first Observation Date, the Notes are automatically called on that Observation Date.  JPMorgan Financial will pay you on the Call Settlement Date $1,005.00 per $1,000 principal amount Note, which is equal to your principal amount plus the Coupon due on the Coupon Payment Date that is also the Call Settlement Date. When added to the Coupon payments of $5.00 received on each of the previous Coupon Payment Dates, we will have paid you a total of $1,015.00 per $1,000 principal amount Note for a 1.50% total return over the three (3) month shortened term of the Notes.  No further amounts will be owed to you under the Notes.

Example 2 — Notes Are Automatically Called on the Third Observation Date
Date	Closing Price	Payment (per Note)
First Observation Date	$95.00	Closing price below Initial Value; Notes NOT automatically called. Issuer pays Coupon of $5.00 on third Coupon Payment Date.

Second Observation Date	$90.00	Closing price below Initial Value; Notes NOT automatically called. Issuer pays Coupon of $5.00 on sixth Coupon Payment Date.
Third Observation Date	$110.00	Closing price at or above the Initial Value; Notes are automatically called. Issuer repays principal plus pays Coupon of $5.00 on Call Settlement Date.
Total Payments (per $1,000 Note):		Payment on Call Settlement Date:	$1,005.00 ($1,000 + $5.00)
		Prior Coupons:	$40 ($5.00 × 8)
		Total:	$1,045.00
		Total Return:	4.50%
Because the closing price of one share of the Underlying is greater than or equal to the Initial Value on the third Observation Date, the Notes are automatically called on that Observation Date.  JPMorgan Financial will pay you on the Call Settlement Date $1,005.00 per $1,000 principal amount Note, which is equal to your principal amount plus the Coupon due on the Coupon Payment Date that is also the Call Settlement Date. When added to the Coupon payments of $5.00 received on each of the previous Coupon Payment Dates, we will have paid you a total of $1,045.00 per $1,000 principal amount Note for a 4.50% total return over the nine (9) month shortened term of the Notes.  No further amounts will be owed to you under the Notes.
Example 3 — Notes Are NOT Automatically Called and the Final Value Is Above the Downside Threshold
Date	Closing Price	Payment (per Note)
First Observation Date	$85.00	Closing price below Initial Value; Notes NOT automatically called. Issuer pays Coupon of $5.00 on third Coupon Payment Date.

Second Observation Date	$90.00	Closing price below Initial Value; Notes NOT automatically called. Issuer pays Coupon of $5.00 on sixth Coupon Payment Date.
Third Observation Date	$90.00	Closing price below Initial Value; Notes NOT automatically called. Issuer pays Coupon of $5.00 on the ninth Coupon Payment Date.
Fourth Observation Date (the Final Valuation Date)	$95.00	Closing price below Initial Value; Notes NOT automatically called. Final Value at or above Downside Threshold; Issuer repays principal plus pays Coupon of $5.00 on Maturity Date.

Total Payments (per $1,000 Note):		Payment at Maturity:	$1,005.00 ($1,000 + $5.00)
		Prior Coupons:	$55.00 ($5.00 × 11)
		Total:	$1,060.00
		Total Return:	6.00%
Because the closing price of one share of the Underlying was less than the Initial Value on each Observation Date, the Notes are not automatically called.  Because the Final Value is greater than or equal to the Downside Threshold, JPMorgan Financial will pay you on the Maturity Date $1,005.00 per $1,000 principal amount Note, which is equal to your principal amount plus the final Coupon.
In addition, JPMorgan Financial will also pay the Coupon of $5.00 on each of the first to eleventh Coupon Payment Dates.  Accordingly, JPMorgan Financial will have paid a total of $1,060.00 per $1,000 principal amount Note, for a 6.00% total return over the one (1) year term of the Notes.

Example 4 — Notes Are NOT Automatically Called and the Final Value Is Below the Downside Threshold
Date	Closing Price	Payment (per Note)
First Observation Date	$90.00	Closing price below Initial Value; Notes NOT automatically called. Issuer pays Coupon of $5.00 on third Coupon Payment Date.
Second Observation Date	$85.00	Closing price below Initial Value; Notes NOT automatically called. Issuer pays Coupon of $5.00 on sixth Coupon Payment Date.
Third Observation Date	$80.00	Closing price below Initial Value; Notes NOT automatically called. Issuer pays Coupon of $5.00 on the ninth Coupon Payment Date.
Fourth Observation Date (the Final Valuation Date)	$45.00	Closing price below Initial Value; Notes NOT automatically called. Closing price below Downside Threshold; Issuer pays Coupon on Maturity Date, and Issuer will repay less than the principal amount.
Total Payments (per $1,000 Note):		Payment at Maturity:	$505.0005 ($500.0005 + $5.00)
		Prior Coupons:	$55.00 ($5.00 × 11)
		Total:	$560.0005
		Total Return:	-43.99995%
Because the closing price of one share of the Underlying was less than the Initial Value on each Observation Date, the Notes are not automatically called. Because the Final Value is less than the Downside Threshold on the Final Valuation Date and the Underlying Return is
-55%, at maturity, JPMorgan Financial will pay you $505.0005 per $1,000 principal amount Note, calculated as follows:

$1,000 + [$1,000 × (Underlying Return + Threshold Percentage) × Downside Leverage] + the final Coupon
$1,000 + [$1,000 × (-55.00% + 10% ) × 1.11111] + $5.00 = $505.0005

In addition, JPMorgan Financial will also pay the Coupon of $5.00 on each of the first to eleventh Coupon Payment Dates. Accordingly, JPMorgan Financial will have paid a total of $560.0005 per $1,000 principal amount Note, for a -43.99995% total return over the one (1) year term of the Notes.
The hypothetical returns and hypothetical payments on the Notes shown above apply only if you hold the Notes for their entire term or until automatically called. These hypotheticals do not reflect fees or expenses that would be associated with any sale in the secondary market. If these fees and expenses were included, the hypothetical returns and hypothetical payments shown above would likely be lower.

The Underlying
According to its publicly available filings with the SEC, the principal business activities of Under Armour, Inc., which we refer to as Under Armour, are the development, marketing and distribution of branded performance apparel, footwear and accessories for men, women and youth.  The Class A common stock of Under Armour, par value $0.0003 1/3 per share (Bloomberg ticker: UA), is listed on the New York Stock Exchange, which we refer to as the relevant exchange for purposes of Under Armour in the accompanying product supplement.  Under Armour’s SEC file number is 001-33202.
Historical Information Regarding the Class A common stock of Under Armour
The following table sets forth the quarterly high and low closing prices of one share of the Underlying based on daily closing prices on the primary exchange for the Underlying, as reported by the Bloomberg Professional® service (“Bloomberg”), without independent verification.  This information given below is for the four calendar quarters in each of 2011, 2012, 2013, 2014 and 2015 and the first, second and third calendar quarters of 2016.  Partial data is provided for the fourth calendar quarter of 2016.  The closing price of one share of the Underlying on October 27, 2016 was $31.40.  We obtained the closing prices above and below from Bloomberg, without independent verification.  The closing prices may have been adjusted by Bloomberg for corporate actions such as stock splits, public offerings, mergers and acquisitions, spin-offs, delistings and bankruptcy.
Since its inception, the price of one share of the Underlying has experienced significant fluctuations.  The historical performance of the Underlying should not be taken as an indication of future performance, and no assurance can be given as to the closing prices of one share of the Underlying during the term of the Notes.  There can be no assurance that the performance of the Underlying will result in the return of any of your principal amount.
Quarter Begin	Quarter End	Quarterly Closing High	Quarterly Closing Low	Close
1/1/2011	3/31/2011	$9.02	$6.84	$8.79
4/1/2011	6/30/2011	$10.14	$8.07	$9.98
7/1/2011	9/30/2011	$10.64	$6.82	$8.58
10/1/2011	12/31/2011	$11.11	$8.34	$9.27
1/1/2012	3/31/2012	$12.78	$9.32	$12.14
4/1/2012	6/30/2012	$13.75	$11.49	$12.20
7/1/2012	9/30/2012	$15.51	$11.74	$14.42
10/1/2012	12/31/2012	$15.31	$12.25	$12.53
1/1/2013	3/31/2013	$13.22	$11.85	$13.22
4/1/2013	6/30/2013	$16.61	$13.06	$15.42
7/1/2013	9/30/2013	$20.97	$15.45	$20.52
10/1/2013	12/31/2013	$22.55	$19.72	$22.55
1/1/2014	3/31/2014	$32.14	$21.18	$29.61
4/1/2014	6/30/2014	$30.81	$23.89	$30.73
7/1/2014	9/30/2014	$37.55	$29.44	$35.70
10/1/2014	12/31/2014	$37.45	$31.84	$35.08
1/1/2015	3/31/2015	$42.28	$33.17	$41.71
4/1/2015	6/30/2015	$45.33	$39.64	$43.10
7/1/2015	9/30/2015	$53.78	$43.53	$49.99
10/1/2015	12/31/2015	$53.39	$41.52	$41.64
1/1/2016	3/31/2016	$44.24	$34.67	$43.82
4/1/2016	6/30/2016	$46.99	$35.92	$40.13
7/1/2016	9/30/2016	$43.59	$37.97	$38.68
10/1/2016	10/27/2016*	$38.82	$31.40	$31.40

*
As of the date of this pricing supplement, available information for the fourth calendar quarter of 2016 includes data for the period from October 1, 2016 through October 27, 2016.  Accordingly, the “Quarterly Closing High,” “Quarterly Closing Low” and “Close” data indicated are for this shortened period only and do not reflect complete data for the fourth calendar quarter of 2016.

The graph below illustrates the daily performance of the Underlying from December 18, 2006 through October 27, 2016, based on information from Bloomberg, without independent verification.  The dotted line represents the Downside Threshold of $27.96, equal to 85.00% of the closing price on October 25, 2016.
Past performance of the Underlying is not indicative of the future performance of the Underlying.

Supplemental Plan of Distribution
We and JPMorgan Chase & Co. have agreed to indemnify UBS and JPMS against liabilities under the Securities Act of 1933, as amended, or to contribute to payments that UBS may be required to make relating to these liabilities as described in the prospectus supplement and the prospectus.  We have agreed that UBS may sell all or a part of the Notes that it purchases from us to the public or its affiliates at the price to public indicated on the cover hereof.
Subject to regulatory constraints, JPMS intends to offer to purchase the Notes in the secondary market, but it is not required to do so.
We or our affiliates may enter into swap agreements or related hedge transactions with one of our other affiliates or unaffiliated counterparties in connection with the sale of the Notes, and JPMS and/or an affiliate may earn additional income as a result of payments pursuant to the swap or related hedge transactions.  See “Supplemental Use of Proceeds” in this pricing supplement and “Use of Proceeds and Hedging” in the accompanying product supplement.
The Estimated Value of the Notes
The estimated value of the Notes set forth on the cover of this pricing supplement is equal to the sum of the values of the following hypothetical components: (1) a fixed-income debt component with the same maturity as the Notes, valued using the internal funding rate described below, and (2) the derivative or derivatives underlying the economic terms of the Notes.  The estimated value of the Notes does not represent a minimum price at which JPMS would be willing to buy your Notes in any secondary market (if any exists) at any time.  The internal funding rate used in the determination of the estimated value of the Notes is based on, among other things, our and our affiliates’ view of the funding values of the Notes as well as the higher issuance, operational and ongoing liability management costs of the Notes in comparison to those costs for the conventional fixed-rate debt of JPMorgan Chase & Co.  For additional information, see “Key Risks — Risks Relating to the Notes Generally — The Estimated Value of the Notes Is Derived by Reference to an Internal Funding Rate” in this pricing supplement.  The value of the derivative or derivatives underlying the economic terms of the Notes is derived from internal pricing models of our affiliates.  These models are dependent on inputs such as the traded market prices of comparable derivative instruments and on various other inputs, some of which are market-observable, and which can include volatility, dividend rates, interest rates and other factors, as well as assumptions about future market events and/or environments.  Accordingly, the estimated value of the Notes is determined when the terms of the Notes are set based on market conditions and other relevant factors and assumptions existing at that time.  See “Key Risks — Risks Relating to the Notes Generally — The Estimated Value of the Notes Does Not Represent Future Values of the Notes and May Differ from Others’ Estimates” in this pricing supplement.
The estimated value of the Notes is lower than the original issue price of the Notes because costs associated with selling, structuring and hedging the Notes are included in the original issue price of the Notes.  These costs include the selling commissions paid to UBS, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the Notes and the estimated cost of hedging our obligations under the Notes.  Because hedging our obligations entails risk and may be influenced by market forces beyond our control, this hedging may result in a profit that is more or less than expected, or it may result in a loss.  We or one or more of our affiliates will retain any profits realized in hedging our obligations under the Notes.  See “Key Risks — Risks Relating to the Notes Generally — The Estimated Value of the Notes Is Lower Than the Original Issue Price (Price to Public) of the Notes” in this pricing supplement.

Secondary Market Prices of the Notes
For information about factors that will impact any secondary market prices of the Notes, see “Key Risks — Risks Relating to the Notes Generally — Secondary Market Prices of the Notes Will Be Impacted by Many Economic and Market Factors” in this pricing supplement. In addition, we generally expect that some of the costs included in the original issue price of the Notes will be partially paid back to you in connection with any repurchases of your Notes by JPMS in an amount that will decline to zero over an initial predetermined period that is intended to be up to five months.  The length of any such initial period reflects secondary market volumes for the Notes, the structure of the Notes, whether our affiliates expect to earn a profit in connection with our hedging activities, the estimated costs of hedging the Notes and when these costs are incurred, as determined by our affiliates.  See “Key Risks — Risks Relating to the Notes Generally — The Value of the Notes as Published by JPMS (and Which May Be Reflected on Customer Account Statements) May Be Higher Than the Then-Current Estimated Value of the Notes for a Limited Time Period” in this pricing supplement.
Validity of the Notes and the Guarantee
In the opinion of Davis Polk & Wardwell LLP, as special products counsel to JPMorgan Financial and JPMorgan Chase & Co., when the Notes offered by this pricing supplement have been executed and issued by JPMorgan Financial and authenticated by the trustee pursuant to the indenture, and delivered against payment as contemplated herein, such Notes will be valid and binding obligations of JPMorgan Financial and the related guarantee will constitute a valid and binding obligation of JPMorgan Chase & Co., enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above.  This opinion is given as of the date hereof and is limited to the laws of the State of New York, the General Corporation Law of the State of Delaware and the Delaware Limited Liability Company Act.  In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the indenture and its authentication of the Notes and the validity, binding nature and enforceability of the indenture with respect to the trustee, all as stated in the letter of such counsel dated February 24, 2016, which was filed as an exhibit to the Registration Statement on Form S-3 by JPMorgan Financial and JPMorgan Chase & Co. on February 24, 2016.

Supplemental Use of Proceeds
The Notes are offered to meet investor demand for products that reflect the risk-return profile and market exposure provided by the Notes.  See “Hypothetical Examples” in this pricing supplement for an illustration of the risk-return profile of the Notes and “The Underlying” in this pricing supplement for a description of the market exposure provided by the Notes.
The original issue price of the Notes is equal to the estimated value of the Notes plus the selling commissions paid to UBS, plus (minus) the projected profits (losses) that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the Notes, plus the estimated cost of hedging our obligations under the Notes.